Exhibit 10.1

[FORM OF EXECUTIVE LIFE INSURANCE AGREEMENT]

THIS EXECUTIVE LIFE INSURANCE AGREEMENT (the “Agreement”) is entered into this 31st day of December, 2003, by and between Hooker Furniture Corporation (the “Company”) and                      (the ‘“Employee”).

The Employee is a valued employee of the Company, and the Company wishes to retain him in its employ. As an inducement for the Employee to remain in employment with the Company, the Company is willing to provide life insurance protection for the Employee’s beneficiary or beneficiaries in the event of his death during employment with the Company.

NOW THEREFORE, the Company and Employee agree, effective as of January 1, 2004 (the “Effective Date”), as follows:

1. This agreement relates to one or more life insurance policies insuring the Employee’s life, which are described in the attached Exhibit A (the “Policy”). The Company shall be the sole owner of the Policy and the direct beneficiary of the Policy’s entire death proceeds, except for that portion of the death proceeds that the Company has endorsed to the Employee’s beneficiary or beneficiaries pursuant to the Endorsement attached hereto as Exhibit A (the “Carve-Out Amount”). Any indebtedness on the Policy will first be deducted from the death proceeds in excess of the Carve-Out Amount.

2. The Employee shall have the right to designate and change direct and contingent beneficiaries of the Carve-Out Amount, and to elect and change a payment plan for such beneficiaries. Any assignment of the Carve-Out Amount by the Employee shall be limited solely to the death proceeds endorsed by the Company to the Employee.

3. The entire premium on the Policy shall be paid by the Company as such premium becomes due.

4. The Company shall not sell, surrender, change the insured or transfer ownership of the Policy while this Agreement is in effect without first giving the Employee the option to purchase the Policy during a period of 60 days from notice to the Employee of such intention. The purchase price of the Policy shall be the cash value of the Policy as of the date of transfer to the Employee, less any policy and premium loans and any other indebtedness secured by the Policy. This restriction shall not impair the right of the Company to terminate this Agreement pursuant to Section 6 hereof. The exercise by the Company of the right to surrender the Policy or to change the insured will terminate the rights of the Employee under this Agreement.

5. This Agreement may be terminated by either party hereto, with or without the consent of the other, by giving notice of termination in writing to the other party. This Agreement shall terminate automatically upon the first to occur of (1) the Employee’s termination of employment with Company for any reason other than death, or (2) the Employee’s attainment of age 65.

6. The Insurer shall be bound only by the provisions of and endorsements on the Policy, and any payments made or action taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever.

7. The Employee shall have the right to assign any part or all of the Employee’s interest in the Policy and this Agreement to any person, entity or trust by execution of a written assignment delivered to the Company and to the Insurer.

8. The Company and the Employee may mutually agree to amend this Agreement, and such amendment shall be in writing and signed by the Company and the Employee.

9. This agreement shall bind and inure to the benefit of the Company and its successors and assigns, the Employee and his heirs, executors, administrators and assigns, and any Policy beneficiary.

10. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”):

(a) The funding policy under the Agreement is that all premiums on the Policy be remitted to the Insurer when due. Direct payment by the Insurer is the basis of payment of benefits under the Agreement, with those benefits in turn being based on the payment of premiums as provided in the Agreement.

(b) The Company is hereby designated the “named fiduciary” and the “plan administrator” of this Agreement. The Company shall be responsible for the general administration, operation and interpretation of the Agreement and for carrying out its provisions, except to the extent all or any such obligations specifically are imposed on another person or persons or entity. The Company has discretion to interpret the terms of the Agreement and to decide factual and other questions relating to the Agreement and the benefits provided hereunder, including without limitation factual questions relating to eligibility for, entitlement to, and payment of benefits. The Company’s reasonable interpretations of the Agreement and factual determinations concerning benefit issues are binding on the Employee and beneficiaries. The Company may engage an actuary, attorney, accountant, insurance company or similar entity, consultant or any other technical advisor on matters regarding the operation of the Agreement and to assist in the administration of the Agreement, and to perform such other duties as are required in connection therewith. The Company may allocate its responsibilities for the operation and administration of the Agreement, including the designation of persons who are not named fiduciaries to carry out fiduciary responsibilities under the Agreement. The Company shall effect such allocation of its responsibilities by adopting resolutions specifying the nature and extent of the responsibilities allocated; including, if appropriate, the persons who are not named fiduciaries, but who are designated to carry out fiduciary responsibilities under the Agreement. The Agreement shall be administered and the records of the Agreement shall be maintained on the basis of the plan year. The plan year shall be the twelve month period ending on December 31 of each year.

(c) Any claim for benefits under this Agreement shall be administered in accordance with the procedures set forth in Exhibit B.

IN WITNESS WHEREOF the parties have signed this Agreement as of the day and year first written above.

HOOKER FURNITURE CORPORATION

By:

Title:

EMPLOYEE

EXHIBIT A

ENDORSEMENT

Policy Number:	Insured:

Supplementing and amending the application as of the Effective Date to                                                       (the “Insurer”), the applicant requests and directs that:

1.	The owner of the policy will be Hooker Furniture Corporation (the “Owner”). The Owner alone may exercise all policy rights, except that the Owner will not have the rights specified in Section 2 below.

The Owner designates itself (or any successors by merger, purchase or otherwise) as direct beneficiary of all death proceeds in excess of the Carve-Out Amount. The Carve-Out Amount shall be $1,500,000 if death proceeds are payable on account of the Insured’s death during the period that begins on the Effective Date and that ends on the Insured’s 60th birthday. The Carve-Out Amount shall be $1,000,000 if death proceeds are payable on account of the Insured’s death during the period beginning the day immediately following the Insured’s 60th birthday and that ends on the Insured’s 65th birthday.

The Insurer will have the right to rely on any statement signed by said Owner setting forth the amount referred to above, and any decisions made by the Insurer in reliance upon such statement will be conclusive.

2.	The Insured will have the rights to designate and change the beneficiaries of and assign the portion of the death proceeds equal to the Carve-Out Amount, as described in Section 1 above. This paragraph will not limit the rights of the Owner as specified in Paragraph 1 above.

HOOKER FURNITURE CORPORATION

By:

Title:

INSURED

BENEFICIARY DESIGNATION

I hereby designate                                                                                                        as direct beneficiary of the policy, subject to the terms of the endorsement Executive Life Insurance Agreement and the above policy endorsement.

The contingent beneficiary shall be

INSURED

EXHIBIT B

CLAIMS PROCEDURE

Claims and Review Procedures. The following claims procedure shall apply for purposes of this Agreement. The claims procedure in paragraph (A) below shall be followed with respect to benefits provided by the Insurer under the terms of the Policy. The claims procedure in paragraph (B) below shall be followed with respect to benefits, if any, provided directly by the Company. The Employee and the Employee’s heirs, successors, beneficiaries or personal representatives (individually or collectively, “Claimant”) must follow both procedures, if necessary.

A.	Filing a Claim for Insurance Benefits. A Claimant shall make a claim for benefits provided by the Insurer by submitting a written claim and proof of claim to the Insurer in accordance with procedures and guidelines established from time to time by the Insurer. On written request, the Company shall provide copies of any claim forms or instructions, or advise the Claimant how to obtain such forms or instructions. The Insurer shall decide whether the claim shall be allowed. If a claim is denied in whole or in part, the Insurer shall notify the Claimant and explain the procedure for reviewing a denied claim.

B.	Filing a Claim for Any Other Benefit. The following claims procedure shall apply with respect to all benefits other than those provided by the Insurer:

1.	Filing a Claim; Notification to Claimant of Decision: The Claimant shall make a claim in writing in accordance with procedures and guidelines established from time to time by the Company, which claim shall be delivered to the Company. The Company shall review and make the decision with respect to any claim. If a claim is denied in whole or in part, written notice thereof shall be furnished to the Claimant within ninety (90) days after the claim has been filed. Such notice shall set forth:

(a)	the specific reason or reasons for the denial;

(b)	specific reference to the provisions of this Agreement or the Collateral Assignment on which denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the procedure for review of the denied claim and the time limits applicable to such procedure, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following denial of the claim.

2.	Procedure for Review: Any Claimant whose claim has been denied in full or in part may individually, or through the Claimant’s duly authorized representative, request a review of the claim denial by delivering a written application for review to the Company at any time within sixty (60) days after receipt by the Claimant of written notice of the denial of the claim. Such request shall set forth in reasonable detail:

(a)	the grounds upon which the request for review is based and any facts in support thereof; and

(b)	any issues or comments which the Claimant considers pertinent to the claim.

Following such request for review, the Company fully and fairly shall review the decision denying the claim. Prior to the decision of the Company, the Claimant shall be given an opportunity to review pertinent documents. In performing its review, the Company shall:

(c)	provide, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim;

(d)	permit the Claimant to submit to the Company written comments, documents, records and other information relating to the claim; and

(e)	provide a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination.

3.	Decision on Review: A decision on the review of a claim denied in whole or in part shall be made in the following manner:

(a)	The decision on review shall be made by the Company, which shall consider the application and any written materials submitted by the Claimant in connection therewith. The Company, in its sole discretion, may require the Claimant to submit such additional documents or evidence as the Company may deem necessary or advisable in making such review.

(b)	The Company will render a decision upon a review of a denied claim within sixty (60) days after receipt of a request for review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. Written notice of any such extension will be furnished to the Claimant prior to the commencement of the extension.

(d) The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and the specific references to the provisions of this Agreement or the Collateral Assignment on which the decision is based. The decision also shall notify the Claimant of the right to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim, and shall contain a statement of the Claimant’s right to bring an action under ERISA Section 502(a). The decision of the Company on review shall be final and conclusive upon all persons. If the decision on review is not furnished to the Claimant within the time limits prescribed in subparagraph (b) above, the claim will be deemed denied on review.

[SCHEDULE I TO FORM OF EXECUTIVE LIFE INSURANCE AGREEMENT]

The Company entered into an Executive Life Insurance Agreement with each of the executive officers of the Company named below:

1. Paul B. Toms, Jr.

2. Douglas C. Williams

3. E. Larry Ryder

4. Raymond T. Harm

5. Henry P. Long, Jr.

6. Michael P. Spece